Exhibit 99.1
FOR IMMEDIATE RELEASE
Quanterix Completes Acquisition of Akoya Biosciences, Creating the First Integrated Platform Capable of Measuring Biomarkers Across the Blood and Tissue Continuum
BILLERICA, Mass. – July 8, 2025 – Quanterix Corporation (“Quanterix” or the “Company”) (NASDAQ: QTRX), a company fueling scientific discovery through ultra-sensitive biomarker detection, today announced that it has completed its previously announced acquisition of Akoya Biosciences, Inc., establishing a scaled leader in the early detection of disease for the neurology, oncology and immunology markets.
Under the terms of the amended merger agreement announced on April 29th, Quanterix issued approximately 7.8 million shares of its common stock and paid approximately $20 million in cash, in the aggregate, to holders of Akoya shares and other Akoya equity awards.
Masoud Toloue, PhD, Chief Executive Officer of Quanterix, said, “The acquisition of Akoya positions us to deliver comprehensive protein biomarker solutions that leverage signatures in blood and tissue, together providing a more holistic and predictive view of a patient’s disease. This transaction extends our portfolio into new markets and is expected to expand our served addressable market from $1 billion to $5 billion. We believe the combined business will benefit from significant scale, a strong balance sheet and an accelerated path to profitability by 2026.”
Board and Management Appointments
As previously announced, Masoud Toloue and Vandana Sriram will continue to serve as Chief Executive Officer and Chief Financial Officer of the combined company.
Pursuant to the terms of the merger agreement, Akoya designated two of its directors, Scott Mendel and Myla Lai-Goldman, MD, to join the Quanterix Board of Directors, and Quanterix appointed Mr. Mendel and Dr. Lai-Goldman to its Board of Directors, effective at the closing of the transaction. Mr. Mendel brings over 30 years of financial and operational experience, most recently having served as CEO and President of GenMark Diagnostics. Dr. Lai-Goldman is a pioneer and leader in the diagnostics industry and has held various leadership roles at Labcorp and its predecessor company, Roche Biomedical Laboratories.
Mr. Mendel and Dr. Lai-Goldman will replace Martin D. Madaus, PhD, and Sarah Hlavinka, who have resigned from the Quanterix Board of Directors as of immediately prior to the closing of the transaction. Quanterix thanks Dr. Madaus and Ms. Hlavinka for their numerous contributions and dedication to the Company.
Balance Sheet
At the time of closing the Akoya transaction, Quanterix had approximately $163 million in cash after repayment of Akoya’s debt and transaction-related costs.
About Quanterix
From discovery to diagnostics, Quanterix’s ultrasensitive biomarker detection is fueling breakthroughs only made possible through its unparalleled sensitivity and flexibility. The Company’s Simoa® technology has delivered the gold standard for earlier biomarker detection in blood, serum or plasma, with the ability to quantify proteins that are far lower than the Level of Quantification (LoQ). Its industry-leading precision instruments, digital immunoassay technology and CLIA-certified Accelerator laboratory have supported research that advances disease understanding and management in neurology, oncology, immunology, cardiology and infectious disease. Quanterix has been a trusted partner of the scientific community for nearly two decades, powering research published in more than 3,400 peer-reviewed journals. Find additional information about the Billerica, Massachusetts-based company at https://www.quanterix.com or follow us on Twitter and LinkedIn.

Cautionary Statement Regarding Forward-Looking Statements
Statements included in this press release that are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on, among other things, projections as to the anticipated benefits of the merger as well as statements regarding the impact of the merger on Quanterix’s and Akoya’s business and future financial and operating results and the amount and timing of synergies from the merger. Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. Quanterix cautions readers that forward-looking statements are subject to certain risks and uncertainties that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the following possibilities: the outcome of any legal proceedings that may be instituted against Quanterix or Akoya; the possibility that the anticipated benefits and synergies of the merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Quanterix and Akoya do business; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger; changes in Quanterix’s share price after the closing of the merger; risks relating to the potential dilutive effect of shares of Quanterix common stock issued in the merger; and other factors that may affect future results of the combined company. Additional factors that could cause results to differ materially from those described above can be found in Quanterix’s Annual Report on Form 10-K for the year ended December 31, 2024, as amended, and in other documents Quanterix files with the SEC, which are available on the SEC’s website at www.sec.gov.
All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by the cautionary statements contained or referred to herein. If one or more events related to these or other risks or uncertainties materialize, or if Quanterix’s underlying assumptions prove to be incorrect, actual results may differ materially from what Quanterix anticipates. Quanterix cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and are based on information available at that time. Quanterix does not assume any obligation to update or otherwise revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws.

Contacts:
Media
Marissa Klaassen
media@quanterix.com

Investor Relations
Joshua Young
ir@quanterix.com